Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Achieves Key Component of Capital Raise Initiative

LOS ANGELES, CA – (BUSINESS WIRE) – February 16, 2011 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today announced that the U.S. Department of the Treasury (the “Treasury”) has consented to exchange (the “Exchange”) its Series D and E preferred stock (the “Preferred Stock”) in the Company for new common stock valued at a 50% discount to the Preferred Stock aggregate liquidation amount of $15 million. In addition, the Treasury has consented to exchange the accumulated, unpaid dividends on the Preferred Stock at 100% of the accrued amount.

The Exchange is subject to various conditions, including execution of a definitive exchange agreement with the Treasury, the exchange of the Company’s other outstanding series of preferred stock at 50% of the aggregate liquidation values, the placement of at least $5 million of new common equity capital, and other terms and conditions. The Exchange is expected to close contemporaneously with the closing of the private placement and the other exchange transactions.

The Preferred Stock and accumulated, unpaid dividends will initially be exchanged for a new series of Common Stock Equivalents that will automatically convert into the Company’s common stock upon receipt of shareholder approval, as required by NASDAQ Listing Rule 5635(d). The Common Stock Equivalents will be issued at a price per share equal to the price of new shares of common stock that the Company plans to issue in connection with a private placement of capital pursuant to its recapitalization plan. As previously disclosed, the Company has engaged PGP Capital Advisors, LLC to assist it in raising equity capital.

The Company also announced that is has an agreement in principle with the holder of its Series B Perpetual Preferred Stock (“Series B Preferred”) to exchange the shares of Series B Preferred for Common Stock Equivalents with a value equal to 50% of the aggregate liquidation value of $1 million, subject to execution of a definitive exchange agreement and certain other terms and conditions.

Chief Executive Officer, Paul C. Hudson stated, “We are pleased to have accomplished a key component of our overall process to recapitalize the Company and raise additional capital so that the Company is positioned to resume growth.” He went on to explain, “The discounted Exchange will provide a significant boost to our efforts to raise new capital and strengthen our balance sheet. The Company’s recapitalization plan is designed to address regulatory capital concerns, enhance the attractiveness of the Company to new and existing investors, and allow us to focus on our business model and opportunities in the market.”

The Company has filed a Form 8-K with the U.S. Securities and Exchange Commission with respect to the foregoing.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the Company’s plans for raising capital and completing the transactions described in this press release, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE: Broadway Financial Corporation

Contact:	Paul C. Hudson, Chief Executive Officer, (323) 556-3231; or Sam Sarpong, Chief Financial Officer, (323) 556-3224; or investor.relations@broadwayfederalbank.com

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